Exhibit 10.8
EMPLOYMENT AGREEMENT
This Employment Agreement, effective as of November 4, 2009 (the “Agreement”) is made by and between HealthSport, Inc., a Delaware corporation (the “Company”), and Robert S. Davidson (“Executive”). For purposes of this Agreement, the term “Company” refers jointly and severally to HealthSport, Inc., InnoZen, Inc., its subsidiary as well as its affiliates, predecessors, successors, subsidiaries, or other related companies.
BACKGROUND
The Company desires to employ the Executive as the Company’s President and the Executive desires to accept employment with the Company on the terms and conditions set forth below.
TERMS
1. Employment.
a. The Executive agrees to accept employment with the Company and to render the services specified in this Agreement subject to the terms and conditions of this Agreement. All compensation paid to the Executive by the Company, or any parent, affiliate, subsidiary, or other related company, and all benefits and perquisites received by the Executive from the Company, or any parent, affiliate, subsidiary, or other related company, will be aggregated in determining whether the Executive has received the compensation and benefits provided for herein.
b. Term. The term of this Agreement will be two (2) calendar years unless the Agreement is terminated earlier as provided in this Agreement (the “Term”).
2. Duties.
a. General Duties. The Executive will perform all duties and responsibilities assigned by the Chief Executive Officer (“CEO”) or the CEO’s designated representative and the Company’s Board of Directors (the “Board”).
b. Full-Time Employment. During the Term of this Agreement, and excluding any periods of vacation, family or sick leave, or holidays to which the Executive is entitled hereunder, the Executive will devote full business time and energy to the business affairs and interests of the Company and will use reasonable commercial efforts and ability to promote the interests of the Company. The Executive will diligently endeavor to promote the business affairs and interests of the Company and perform services contemplated by this Agreement in accordance with the policies established by the Company from time to time.
c. Certain Permissible Activities. If expressly approved in advance by the Company in writing, the Executive may serve as a director of another non-competing company. The Executive may also (i) make and manage personal business investments of the Executive’s choice, (ii) teach at educational institutions and deliver lectures, and (iii) serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association without seeking or obtaining approval by the Company so long as such activities and service do not materially interfere or conflict with the performance of the Executive’s duties under this Agreement.

3. Compensation and Expenses.
a. Base Salary. In consideration for the services rendered by the Executive under this Agreement, the Company will pay the Executive a base salary in the total gross, annual amount of $260,000 (the “Base Salary”), payable in equal installments on the 15th and 30th of every month. The Company will withhold from the Base Salary all applicable state and federal withholdings. The Board may, in its discretion, increase the Base Salary paid to the Executive during the term of this Agreement, and in such event, this increased Base Salary amount will be deemed the annual amount for the purposes of the Agreement and will commence on the date determined by the Board.
b. Bonus. The Executive shall be eligible to receive cash bonuses (each, a “Bonus”) based on his performance and the performance of the Company in an amount equal to sixty percent (60%) of the Base Salary each year upon meeting 100% of the performance targets. The performance targets shall be determined in the sole discretion of the Board and shall be based upon the operating budget for the Company.
c. Expenses. The Company will reimburse, or advance funds to, the Executive for all reasonable, ordinary, and necessary travel or entertainment expenses incurred by the Executive during the Term of this Agreement in accordance with the Company’s then-current policy.
4. Benefits.
a. Paid Time Off. The Executive shall be entitled to take paid time off at such times as the Executive may select and the affairs of the Company may permit, provided however, that the Executive shall not be entitled to accrue any paid time off unless specifically approved by the Board.
b. Equity Award. The Company shall grant 2,000,000 shares (the “Shares”) of the Company’s restricted common stock under the Company’s 2009 Equity Incentive Plan (the “Plan”) and pursuant to the Stock Award Agreement in the form attached hereto as Exhibit A. Subject to the provisions of the Plan and such Stock Award Agreement, the Shares shall vest as to 20% on December 1, 2009, 20% on February 15, 2010, 20% on May 15, 2010, and 40% on August 15, 2010.
c. Executive Benefit Programs. The Executive will be eligible to participate in any equity incentive plan, stock purchase plan, pension or retirement plan, and insurance other benefit plan that may be made generally available by the Company for its senior executives, including programs of life, disability, basic medical and dental insurance, and supplemental medical and dental insurance. Other than as stated herein, this Agreement does not obligate the Company to create or institute any such benefits or plans.

Notwithstanding any provision of this Agreement to the contrary, the Company will not be obligated to provide the Executive with any of the benefits contained in this Section 4(b) if the Executive, for any reason, is or becomes uninsurable with respect to coverage relating to any such benefit(s) or otherwise fails to meet the eligibility requirements for the individual plans.
5. Termination.
a. Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement at any time for Cause as defined herein and the termination will become effective immediately at the time the Company provides the required written notice to the Executive. If the Company decides to terminate the Executive’s employment under this Agreement for Cause, the Company will have no further obligations to make any payments to the Executive under this Agreement, except that the Executive will receive any unpaid accrued Base Salary through the date of termination of employment within thirty (30) days of such termination. For purposes of this Agreement, the term “Cause” will mean:
i. the Executive’s conviction of a felony;
ii. any act of theft, dishonesty, or insubordination by the Executive regardless of whether the Executive’s theft, dishonesty, or insubordination affects the Company or its business in any way;
iii. the Executive’s conviction of misappropriating assets or otherwise defrauding the Company or any of its parent, subsidiaries or affiliates;
iv. a material breach by the Executive of any provision of this Agreement, or failure to follow the written policies of the Company, which is not cured or corrected within thirty (30) days after receiving written notice of such breach or failure; or
v. the Executive’s failure to follow the specific lawful instructions of the Board within thirty (30) days after receiving written notice of such instruction.
b. Death or Disability. This Agreement and the Company’s obligations under this Agreement will terminate upon the death or total disability of the Executive. For purposes of this Section 5(b), “total disability” means that for a period of six consecutive months in any twelve-month period the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive. If the Agreement terminates due to the death or total disability of the Executive, the Company will pay the Executive or his legal representative any unpaid accrued Base Salary through the date of termination of employment within fifteen (15) days of such termination (or, if terminated as a result of a disability, until the date upon which the disability policy maintained by the Company begins payment of benefits) plus any other compensation that may be earned and unpaid.

c. Voluntary Termination. The Executive may elect to terminate this Agreement by delivering written notice to the Company thirty (30) days prior to the date on which termination is elected. If the Executive voluntarily terminates his employment the Company will have no further obligations to make payments under this Agreement, except that the Company will pay to the Executive any unpaid and accrued Base Salary through the date of voluntary termination of employment with fifteen (15) days of such termination.
d. Termination Without Cause. If the Executive is terminated for any reason other than by death, disability, for Cause, or due to the Executive’s voluntary resignation of employment, the Company will have no further obligation to make payments under this Agreement, except that (i) the Company will pay to the Executive any unpaid and accrued Base Salary through the date of termination of employment with ten (10) days of such termination, and (ii) if the Executive is terminated without cause, the Company will pay to the Executive severance in an amount equal to twelve (12) months of the Executive’s Base Salary in effect at the time of termination with ten (10) days of such termination.
6. Change of Control.
a. For the purposes of this Agreement, a “Change of Control” will be deemed to have taken place if, following full execution of this Agreement, any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company.
b. The Company and the Executive agree that, if the Executive is in the employ of the Company on the date on which a Change of Control occurs (the “Change of Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date.
c. During the remaining Term after the Change of Control Date, the Company will (i) continue to honor the terms of this Agreement, including as to Base Salary and other compensation set forth in Section 3 herein, and (ii) continue employee benefits as set forth in Section 4 herein at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).
d. If within the remaining Term after the Change of Control Date, (i) the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5(a)), (ii) there is a material reduction in the Executive’s compensation or employment related benefits, or (iii) there is a material diminution in the Executive’s responsibilities or change in the Executive’s status, working conditions or management responsibilities, including a relocation of the Company, or a material change in the business objectives or policies, the Executive will receive, subject to the provisions of subparagraph (e) below, severance in an amount equal to twelve (12) months of the Executive’s current Base Salary, payable within fifteen (15) days of such event.

e. In the event that the payments and benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6(e), would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits shall be reduced to such extent necessary to result in no portion of such benefits being subject to excise tax under Section 4999 of the Code. Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined, the Company, in consultation with the Executive, shall determine which amounts to reduce. Any determination required under this Section 6(e) shall be made in writing by the Company’s independent public accounting firm as in effect immediately prior to the change of control (the “Accounting Firm”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6(e), the Accounting Firm may, after taking into account the information provided by the Executive, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 6(e).
7. Conflicting Employment Agreements. The Executive represents that the Executive has not executed any agreement with any previous person, company, or entity that may impose restrictions on the Executive’s employment with the Company.
8. Confidential Relationship and Protection of Trade Secrets and Confidential Information. In the course of the Executive’s employment by the Company, the Executive has had access to, and will have access to, the Company’s sensitive and valuable trade secrets, proprietary information, and confidential information concerning the Company, its present and future business plans, pricing information, development projects, customers and business affairs, which constitute valuable business assets of the Company, the use, application, or disclosure of any of which will cause substantial and possible irreparable damage to the business and asset value of the Company. Accordingly, the Executive accepts and agrees to be bound by the following provisions:
a. For the purposes of this Agreement, the following definitions apply:
i. “Trade Secret” means information, including a formula, a pattern, a compilation, a program, a device, a method, a technique, or a process that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes any information or data described above which the Company obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company.

ii. “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and is not generally known by the public. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, lists (whether or not in writing) of the Company’s current or potential customers, lists of and other information about the Company’s executives and employees, financial information (whether or not in writing) that has not been released to the public, marketing techniques, price lists, pricing policies, and the Company’s business methods, contracts and contractual relations with their customers and suppliers and future business plans. Confidential Information also includes any information or data described above which the Company obtains from another party and that the Company treats as proprietary or designates as confidential information whether or not owned or developed by the Company.
b. At any time upon the request of the Company, and in any event upon the termination of employment, the Executive will deliver to the Company all memoranda, notes, records, drawings, manuals, files or other documents, and all copies of each, concerning or constituting Confidential Information or Trade Secrets and any other property or files belonging to the Company that are in the possession of the Executive, whether made or compiled by the Executive or furnished to or acquired by the Executive from the Company.
c. In order to protect the Company’s Trade Secrets and Confidential Information, the Executive agrees that:
i. The Executive shall hold in confidence the Trade Secrets of the Company. Except in the performance of services for the Company, the Executive shall not at any time use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets of the Company or any portion thereof.
ii. The Executive shall hold in confidence the Confidential Information of the Company. Except in the performance of services for the Company, the Executive shall not at any time during the Executive’s employment with the Company and for a period of three (3) years thereafter use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Confidential Information of the Company or any portion thereof.
9. Property Rights. For purposes of this Agreement:
a. “Intellectual Property Right” means any form of legal protection for technology, including common law rights, technical information and know-how, patents, copyrights, trade secret rights, and trademark and trade dress rights, whether based on federal or state law and whether in the United States or any foreign jurisdiction.
b. “Proprietary Information” means intellectual property including without limitation proprietary ideas, designs, discoveries, inventions, improvements, know-how, show-how and business information relating to the design, implementation, marketing and sale of its products and services, such as by way of example source and object code computer programs, artwork, plans, specifications, cost and pricing information, retail and wholesale customer lists, merchandising information, and books, records and information regarding future business opportunities.
c. The Executive hereby agrees to fully inform and disclose, in writing, to the Company all Proprietary Information currently owned by the Executive. The Executive hereby grants to the Company an irrevocable, nonexclusive, worldwide, royalty free license, including the right to grant sublicenses to any intellectual property rights that the Executive currently owns.

d. The Executive hereby agrees that the Executive will promptly and fully inform and disclose, in writing, to the Company all Proprietary Information which the Executive may have during the term of the Executive’s relationship with Company whether conceived by the Executive alone or with others and whether or not conceived during regular working hours. The Executive shall document such Proprietary Information by making timely entries in a notebook describing all work or activities on such Proprietary Information. All such Proprietary Information (whether or not documented in the notebook) shall be the exclusive property of the Company. The Executive shall assist the Company to obtain intellectual property protection on all such Proprietary Information in the name of the Company and shall execute all documents and do all things necessary to (a) obtain patents, trademarks, copyrights, and other intellectual property protection pertaining thereto in the name of Company, (b) vest the Company with full and exclusive title thereto, and (c) protect the same against infringement by others.
e. The Company and the Executive acknowledge that any work of authorship heretofore or hereafter (during the term of this Agreement) authored or owned by the Executive that relates to the performance of this Agreement shall be considered to be a work made for hire within the meaning of the 1976 Copyright Act; however, with respect to any and all portions of the works of authorship that cannot be considered as a work made for hire, Executive shall and hereby does assign unto the Company all of the right, title, and interest (including copyright) of every kind whatsoever in such portions of said works of authorship. The rights vested in, or assigned unto, the Company shall comprise all of the rights in said works of authorship of every kind, nature, and description, including but not by way of limitation, (a) all physical documents such as, but not limited to, blueprints, drawings and artwork, computer files and programs, and rough drafts thereof, and any and all documentation in support thereof, customer names and lists, and other printed documents; (b) the right to secure copyright thereon anywhere throughout the world, in the Company’s name or otherwise; (c) any and all publication rights therein, in whatever form; (d) the right to use, license, exploit, sell, or otherwise dispose thereof in any manner and for any purpose the Company sees fit; and (e) any and all subsidiary rights therein. The Executive agrees during and after the term of this Agreement, at the Company’s request and its expense, to assist the Company and its nominees in every proper way to obtain, and to vest in it or them, copyrights in the works of authorship in all countries, by executing all necessary or desirable documents, including registration applications for copyrights and assignments thereof, and to execute all other documents necessary to accomplish the intent of this Agreement. The Executive waives any and all moral rights in copyright to the Company.
f. The Company and the Executive agree that, because of the unique nature of the Company’s business and products and services, the Executive shall not voluntarily or involuntarily, for any cause or reason whatsoever:
i. use any of said Proprietary Information to create, promote, encourage, or assist in the formation or operation of any business;

ii. use, publish or distribute information learned about the Company’s customers through the Executive’s relationship with the Company; or
iii. impart, disclose, or otherwise communicate to any other person, other than one currently employed by the Company, any information concerning said Proprietary Information.
g. Notwithstanding the foregoing, any provision in this Agreement requiring Executive to assign his rights in an invention shall not apply to an invention that qualifies fully under the provisions of California Labor Law Code §2870, which provides:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or Work Product of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
10. Indemnification. The Company shall indemnify the Executive if he is named as a party to any proceeding (other than an action by the Company), by reason of the fact that he is, or was, a Director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, including any liability incurred by the Executive in connection with such proceeding, including any appeal thereof.
11. Repayment of Advances/Overpayment of Benefits. The Executive agrees that, to the extent permitted by law and in compliance with Section 409A of the Internal Revenue Code (“409A”), if the Executive owes the Company any sum of money at the time the Executive ceases to be employed by the Company, the Company may deduct the sum owed by the Executive from any compensation due to the Executive. In addition, to the extent permitted by law, the Executive agrees to allow the Company to deduct from the Executive’s wages or other amounts due to the Executive, any overpayments or unearned benefits, including but not limited to, a deduction for paid time off, and/or tuition reimbursement made to or advanced to the Executive by the Company.

12. Prior Employment. The Executive represents and warrants that the Executive is not employed or restricted from entering into any employment relationship with the Company, or restricted or limited in the scope of services that the Executive can perform on behalf of the Company, by any agreement with or obligation to any person, firm, or entity or by any other disability or restraint, including, but not limited to, the order, judgment, or decree of any court or governmental agency. The Executive hereby agrees to indemnify and hold the Company harmless from any and all expenses, losses, or damages it may incur, including, but not limited to, all expenses of defense and attorneys’ fees, cause by reason of the Executive’s breach of this covenant.
13. 409A Compliance. This Agreement is intended to comply with the requirements of 409A. In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to 409A, the Company may adopt such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with 409A. If upon Executive’s “separation from service” within the meaning of 409A, he is then a “specified employee” (as defined in 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) the first business day of the seventh month following the Executive’s separation from service, or (ii) ten (10) days after the Company receives written notification of Executive’s death. Any such delayed payments shall be made without interest. In addition, to the extent required by 409A, any expense reimbursement payments to Employee must be made by no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred. Such reimbursement or in-kind benefit rights may not be subject to liquidation or exchange for another benefit. The Company (nor any of its directors, employees or agents) shall not be liable to Executive as to any unexpected or adverse tax consequence realized by Executive as a result of this Agreement or any payment or benefit provided under this Agreement.
14. Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement will be considered divisible as to such provision and such provision will be inoperative in such state or jurisdiction and will not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement will be valid and binding and of like effect as though such provision were not included.
15. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any litigation arising under this Agreement shall be brought exclusively in the appropriate state or federal court of competent jurisdiction located in Los Angeles County, California, and the Company and the Executive hereto expressly consent to personal jurisdiction or venue with regard to such courts.

16. Notice. Notices given pursuant to the provisions of this Agreement will be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:
If to the Company:
HealthSport, Inc.
6429 Independence Ave.
Woodland Hills, CA 91367
Attention: Thomas Beckett
If to the Executive:
HealthSport, Inc.
6429 Independence Ave.
Woodland Hills, CA 91367
Attention: Robert S. Davidson
Either party may, from time to time, designate any other address to which any such notice will be sent. Any such notice will be deemed to have been delivered upon the earlier of actual receipt or four (4) days after deposit in the mail, if by certified mail.
17. Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived, or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver, or modification is sought.
18. Attorney’s Fees. In the event any action is commenced to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and expenses.
19. Entire Agreement. This Agreement is the entire agreement between the Executive and the Company. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination, or attempted waiver will be valid unless it is in writing and is executed by the Company and the Executive.
20. Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

EXECUTIVE:
/s/ Robert S. Davidson
ROBERT S. DAVIDSON

COMPANY: HEALTHSPORT, INC. a Delaware corporation

By:	/s/ Hank Durschlag
Hank Durschlag
	Title:	Chief Executive Officer